SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2007

Date of Report (Date of earliest event reported)

PHYTOMEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-28790

(Commission File Number)

87-0429962

(I.R.S. Employer Identification No.)

100 Overlook Drive, 2nd Floor, Princeton, NJ  08540

(Address of principal executive offices)

(800) 611-3388

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. Registrant’s Business and Operations

None.

SECTION 2.  Financial Information

None.

SECTION 3.  Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On September 25, 2007, PhytoMedical Technologies, Inc. (“PhytoMedical” or the "Company") completed a $3,205,000 private placement (the “Private Placement”), for which Palladium Capital, LLC (“Palladium"), acted as the exclusive placement agent. The Private Placement consisted of the sale of 10,683,333 units (the "Units") at a price of $0.30 per Unit (the "Unit Issue Price") or $3,205,000 in the aggregate.

The Units were offered and sold to 13 accredited investors (the “Investors”) as defined in Regulation D as promulgated under the Securities Act of 1933, as amended. The Unit Shares comprise approximately 5.3% of the Company’s issued and outstanding shares as at September 25, 2007.

Each Unit consisted of one share (collectively, the “Unit Shares”) of the Company’s common stock and one Class A Callable Warrant to purchase a share of common stock at $0.40 per share for a period of five years from the date of issuance (the “Class A Warrants” or “Warrants”).  In connection with the Private Placement the Company agreed to file a registration statement for the purpose of registering the Unit Shares and the shares issuable upon the exercise of the Warrants, for resale by the Investors.

The Warrants are callable if the Company’s common stock trades at a price of $0.70 or higher for 10 consecutive trading days on the OTCBB. If the Company has not filed and caused to be declared effective a “Registration Statement” within one year of the original issuance date of this Warrant, covering the resale of the Warrant Shares issuable upon the exercise of this Warrant, the warrant holder, at its option, may exercise this Warrant in a cashless exercise transaction.

The proceeds of the Private Placement will be used for working capital.

For its services in connection with the Private Placement, the Company paid Palladium the following:

(a)

$10,000 as a non-accountable expense fee;

(b)

$85,500 as cash commissions related to the sale of the Units; and

(c)

a warrant to purchase up to 213,750 shares at a price of $0.40 having the same terms and conditions as the Class  A Warrants.

SECTION 4.  Matters Related to Accountants and Financial Statements

None.

SECTION 5.  Corporate Governance and Management

None.

SECTION 6. [Reserved]

N/A.

SECTION 7.  Regulation FD

None.

SECTION 8.  Other Events

None.

SECTION 9.  Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYTOMEDICAL TECHNOLOGIES, INC.

/s/ Greg Wujek

Greg Wujek

President and CEO

Date: September 25, 2007